UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

April 13, 2007
Date of Report (Date of earliest event reported)

NORD RESOURCES CORPORATION
(Exact name of registrant as specified in its charter)

DELAWARE	0-26407	85-0212139
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

1 West Wetmore Road, Suite 203
Tucson, Arizona		85705
(Address of principal executive offices)		(Zip Code)

520-292-0266
Registrant's telephone number, including area code

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS

Item	Description
1.01	Entry Into a Material Definitive Agreement
8.01	Other Events
9.01	Financial Statements and Exhibits

2.

SECTION 1 – REGISTRANT’S BUSINESS AND OPERATIONS

Item 1.01 Entry Into a Material Definitive Agreement

In connection with a $25 million secured term loan credit facility proposed to be provided to Nord Resources Corporation (“Nord”) by Nedbank Limited (“Nedbank”), the parties have entered into an agreement whereby:

  Nedbank has granted Nord an extension to the repayment date of the exisitng $5 million bridge loan facility to July 12, 2007; and

  Nord has agreed to pay to Nedbank a break fee with respect to the credit facility of $500,000 (being an amount equal to 2% of the credit facility) in the event that Nord fails to raise at least $20 million in additional equity within the next three months.

The proposed credit facility is described in more detail below in Item 8.01, Other Events.

SECTION 8 – OTHER EVENTS

Item 8.01 Other Events

Nord has issued a news release announcing that Nord has received credit approval from Nedbank for a $25 million secured term loan credit facility that would be used by Nord for the reactivation of Nord’s Johnson Camp Mine project in Arizona. The credit facility will be subject to the entering into of a definitive loan agreement between Nord and Nedbank. Draw down under the facility will be subject to certain conditions, including the completion by Nord of a $20 million equity financing within the next three months, pay-out of Nord’s existing $5 million bridge loan facility with Nedbank, and customary conditions to closing. All amounts advanced under the credit facility will be secured by Nord’s assets and will be repaid with interest within a four year period from the first draw down.

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01 Financial Statements and Exhibits

Exhibit No.	Exhibit
99.1	News release dated April 16, 2007*

*         Filed herewith.

3.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORD RESOURCES CORPORATION

Date: April 16, 2007	By:	/s/ John Perry
John Perry
Chief Financial Officer

4.